Exhibit 10.18

THIS SECURED PROMISSORY NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT BY AND AMONG THE LENDER, THE COMPANY, COMERICA BANK, ITS SUCCESSORS AND ASSIGNS AND PINNACLE VENTURES I-A (SUB) (Q), L.P., PINNACLE VENTURES I-B, L.P., AND PINNACLE VENTURES I AFFILIATES, L.P.

RELIANT TECHNOLOGIES, INC.

SECURED PROMISSORY NOTE

$5,000,000.00	July 14, 2008

FOR VALUE RECEIVED, Reliant Technologies, Inc., a Delaware corporation (the “Company”) promises to pay to Thermage, Inc. (“Lender”), or its registered assigns, in lawful money of the United States of America the principal sum of five million Dollars ($5,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Secured Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 15% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the date which is 365 days after the Closing Date, as defined in the Agreement and Plan of Merger and Reorganization, entered into as of July 7, 2008 by and among the Lender, Relay Acquisition Company, LLC, and the Company (the “Merger Agreement”), (ii) the date which is ten (10) days after the effectiveness of a Change of Control, or (iii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Lender or made automatically due and payable, in each case, in accordance with the terms hereof (the earliest to occur of the events described in (i), (ii) or (iii), the “Maturity Date”).

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE DATE HEREOF AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF LENDER. ADDITIONAL RIGHTS OF LENDER ARE SET FORTH IN THE SECURITY AGREEMENT.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable on the Maturity Date.

(b) Voluntary Prepayment. The Company may prepay this Note in whole or in part at any time.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the Security Agreement:

(a) Failure to Pay. The Company shall fail to pay when due any principal payment or any interest payment or other payment required under the terms of this Note or the Security Agreement on the date due; or

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreement and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Lender in writing in, or pursuant to, the Security Agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d) Other Indebtedness. An Event of Default (as defined in the respective loan and security agreements of the Company with (i) Pinnacle Ventures, L.L.C. or its affiliates (“Pinnacle”) or (ii) Comerica Bank (“Comerica,” and together with Pinnacle, the “Existing Lenders,” and each, an “Existing Lender”)), shall have occurred and be continuing beyond any applicable grace period and to the extent not waived, subject to a forbearance or cured, which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by an Existing Lender, whether or not exercised, to accelerate the maturity of indebtedness pursuant to such agreements; or

(e) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or

(g) Judgments. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its Subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

3. Rights of Lender upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(e) or 2(f)) and at any time thereafter during the continuance of such Event of Default, Lender may by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreement to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(e) and 2(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right power or remedy granted to it by the Security Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company, in case of each of (i), (ii) and (iii) above, other than a transaction pursuant to the Merger Agreement, as such may be amended from time to time.

“Event of Default” has the meaning given in Section 2 hereof.

“Lender” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Lender of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the Security Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Security Agreement” has the meaning given in the introductory paragraphs to this Note.

5. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note.

(i) The rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Lender.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Security Agreement, or at such other address or facsimile number as the Company shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d) Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(e) Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(g) Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Lender hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or the Security Agreement. If the jury waiver set forth in this paragraph is not enforceable, then any claim or cause of action arising out of or relating to this Note, the Security Agreement or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(h) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(i) Subordination. The indebtedness evidenced by this Note, including the right to receive payment hereunder, is hereby expressly subordinated, in right of payment to the prior payment in full of the Senior Indebtedness. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with indebtedness of Company to Existing Lenders permitted pursuant to Section 4(n) of the Security Agreement.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

RELIANT TECHNOLOGIES, INC.
a Delaware corporation

By:	/s/ Andrew Galligan
Name:	Andrew Galligan
Title:	Chief Financial Officer

[Signature Page to Secured Promissory Note]